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                                                                    Exhibit 99.4


Mylan to Acquire Penederm


PITTSBURGH, Pa.--(BUSINESS WIRE)--June 24, 1998--Mylan Laboratories Inc. (NYSE:MYL) and Penederm Inc. (NASDAQ:DERM) announced today that they have entered into a definitive agreement whereby Mylan will acquire Penederm Inc. of Foster City, Calif.

The boards of directors of both companies have unanimously approved the agreement. SBC Warburg Dillon Read advised Mylan and Lehman Brothers advised Penederm in connection with the transaction.

Penederm develops and markets patented topically administered prescription products. The company currently markets three prescription products to dermatologists in the U.S. through a 41 person direct sales force. The products include: Avita(R), a topical anti-acne retinoic acid therapy formulated with Penederm's proprietary TopiCare delivery technology; Mentax(R), their novel antifungal compound that treats common skin fungal infections; and Acticin(R), a topical prescription product for scabies. Penederm has an existing partnership with Mylan for the marketing of Mentax(R) to the U.S. primary care market.

Penederm also has a pipeline of promising compounds under active development, two of which are in Phase III clinical development. In order to maximize the commercialization of its technology, Penederm has selectively licensed their proprietary delivery system to cosmetic companies seeking to enhance the effectiveness of their cosmetic and skin care products.

Under terms of the agreement, Penederm shareholders will receive 0.68 shares of Mylan common stock for each share of Penederm stock. The transaction is valued at approximately $21.89 per share to Penederm shareholders, or approximately $205 million based on the closing price of Mylan stock on June 23, 1998.

The transaction is subject to the approval of Penederm's stockholders and other customary conditions. The transaction is intended to qualify as a tax-free reorganization. It is expected to close before the end of the calendar year.

The companies believe that significant opportunities exist in their joint marketing and sales efforts. This combined proprietary product line will be marketed through Bertek Pharmaceuticals Inc., a wholly owned subsidiary of Mylan Laboratories Inc. On a combined basis, Mylan's sales efforts would include a 170 person sales force calling on physicians in both the primary care and dermatology markets with a product line that includes seven proprietary prescription products.

In addition, it is anticipated that Penederm's current R&D efforts will not only continue, but will be expanded to include some of Mylan's research projects that have the potential to be improved by Penederm's drug delivery technology.
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Commenting on the acquisition, Milan Puskar, Chairman and CEO and President of
Mylan noted that "Penederm is an excellent strategic fit with Mylan. We expect their products and sales force to meaningfully add to our proprietary product line and marketing efforts. In addition, Penederm's current products under development offer significant opportunities for our combined shareholders. We see numerous opportunities to apply Penederm's patented drug delivery technology to products we have under development."

Lloyd Malchow, President and CEO of Penederm added that "The Penederm Board is very pleased to be able to offer our stockholders this opportunity to exchange their shares for significant equity investment in Mylan. We believe this transaction will enhance significantly Penederm's ability to pursue its product development and marketing plans."

Addressing the near-term financial effects of the merger, Don Schilling, Mylan's VP of Finance commented that "Mylan expects that the acquisition will be basically neutral for the remainder of Mylan's current fiscal year which ends March 31, 1999, excluding the effects of the one-time write-off of purchased R&D." Elaborating further, Schilling stated that "Mylan expects the transaction to be accretive to earnings in our next fiscal year which begins April 1, 1999 and ends March 31, 2000. The acquisition will be accounted for under the purchase method of accounting."

CONTACT:

Mylan Laboratories Inc.

Patricia Sunseri, 412/232-0100

or

Penederm Incorporated